Exhibit 10.1

YUMA TRANSFER AGREEMENT

    THIS YUMA TRANSFER AGREEMENT (this “Transfer Agreement”) is executed as of this 5th day of March, 2010 by and between GAS TRANSMISSION NORTHWEST CORPORATION, a California Corporation (“Seller”), and NORTH BAJA PIPELINE, LLC, a Delaware limited liability company (“NBLLC”).  Seller and NBLLC are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H
    WHEREAS, Seller and TC PipeLines Intermediate Limited Partnership, a Delaware limited partnership (“TC PipeLines”), have entered into that certain Agreement for Purchase and Sale of Membership Interest, dated as of May 19, 2009 (the “Purchase Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement;

    WHEREAS, pursuant to the Purchase Agreement, TC PipeLines acquired all of Seller’s membership interests in NBLLC on July 1, 2009, such that NBLLC is a wholly-owned subsidiary of TC PipeLines;

    WHEREAS, pursuant to the Purchase Agreement, TC PipeLines has agreed to cause NBLLC to consummate the Yuma Transfer upon the terms set forth in the Purchase Agreement; and

    WHEREAS, this Transfer Agreement is being executed and delivered pursuant to the Purchase Agreement and in connection with the consummation of the Yuma Transfer in order to evidence (i) the transfer of the Other Yuma Assets to NBLLC from Seller, and (ii) the transfer of control of the Yuma Assets to NBLLC, all in consideration of the payment of the Yuma Transfer Amount to Seller as provided in the Purchase Agreement.

    NOW, THEREFORE, in consideration of the premises, mutual promises and covenants set forth in the Purchase Agreement and hereinafter set forth in this Transfer Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, hereby agree as follows:

ARTICLE I

YUMA TRANSFER

    1.1 Purchase and Sale of Other Yuma Assets.  For value received, and upon the terms and subject to the conditions of the Purchase Agreement and this Transfer Agreement, (i) Seller does hereby sell, transfer, assign, convey and deliver all of its right, title and interest in and to the Other Yuma Assets to NBLLC, and (ii) NBLLC does hereby purchase, accept and acquire from Seller all of Seller’s right, title and interest in and to the Other Yuma Assets and agree to pay, perform and discharge when due the liabilities related thereto or arising therefrom.  Notwithstanding the foregoing, if an assignment or transfer of any Contract or Permit that is part of the Other Yuma Assets or any claim, right, benefit or obligation thereunder or resulting therefrom, without the consent or approval of a third party thereto, would constitute a breach or violation thereof, result in a material loss or dimunitition thereof or impose any liability on Seller, Seller does not hereby sell, transfer, assign convey or deliver such Contract, Permit, claim, right, benefit or obligation, as applicable, unless and until such consent or approval is obtained; provided, however, that if any such consent or approval is obtained after the date hereof with respect to any such Contract or Permit, this Transfer Agreement shall constitute an assignment and transfer of the same to NBLLC as of the date of such consent or approval, without any further action by Seller or NBLLC; and provided, further, that with respect to any Contract or Permit that is deemed to not be assigned and transferred as a result of this provision until the necessary consent or approval is obtained, (i) NBLLC shall be provided with the benefits of any such Contract or Permit accruing after the date hereof to the extent (and only to the extent) that Seller may provide such benefits without violating the terms of such Contract or Permit and without incurring any material expense or otherwise taking any material actions or measures, and (ii) NBLLC shall perform at its sole expense the obligations of Seller to be performed after the date hereof under such Contract or Permit to the extent (and only to the extent) that Seller is providing benefits under the Contract or Permit to NBLLC in accordance with clause (i) of this Section 1.1.

    1.2 Transfer of Control of Yuma Assets.  Effective upon the execution and delivery of this Transfer Agreement, Seller hereby relinquishes control of the Yuma Assets to NBLLC, and NBLLC hereby accepts control of the Yuma Assets, in each case subject to Seller’s rights under Section 9.03 of the Purchase Agreement.

    1.3 Receipt of Yuma Transfer Amount.  Seller hereby acknowledges receipt of the Yuma Transfer Amount.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

    Except as set forth in any schedule delivered by Seller herewith (it being understood that the provisions of Section 4.09(a) of the Purchase Agreement shall apply to such schedules and to the disclosure of information by Seller hereunder), Seller hereby represents and warrants, as of the date hereof, to NBLLC as follows:

    2.1 Incorporation of Certain Representations and Warranties.  The representations and warranties of Seller set forth in the following Sections of the Purchase Agreement are hereby incorporated into this Transfer Agreement and are true and correct as of the date hereof, as modified below:

(a) Section 2.01; and

(b) Sections 2.02, 2.03, 2.05 and 2.06; provided, that these representations and warranties are made herein by Seller with the following modification:  the term “Transfer Agreement” shall be substituted for the terms “Agreement” and/or “Transaction Agreements,” such that these representations and warranties are hereby made with respect to this Transfer Agreement only.

2.2 Title to Yuma Assets.  Except as set forth on Schedule 2.2 to this Transfer Agreement, (i) Seller has good title to, or has valid rights to lease or use, by license, Contract or otherwise, each Other Yuma Asset, free and clear of all Liens and (ii) NBLLC has good title to, or has valid rights to lease or use, by license, Contract or otherwise, each NB Yuma Asset, in each case free and clear of all Liens, except, in the case of each of the foregoing clauses (i) and (ii), for Liens that (x) do not materially interfere with the current use of the applicable Yuma Asset or (y) constitute Permitted Encumbrances.

2.3 Condition of Yuma Assets.  The Yuma Assets have been constructed in all Material respects to prevailing industry standards for similar assets and, except as set forth on Schedule 2.3 to this Transfer Agreement, are in satisfactory operating condition and repair, ordinary wear and tear excepted.  There are no capital expenditures currently required in order to preserve the satisfactory operating condition of the Yuma Assets, other than (i) as reflected in the NBLLC Budget and (ii) normal maintenance expenditures that are incurred or expected to be incurred in the ordinary course of operating the Yuma Lateral Project.

2.4 Litigation; Observance of Orders.  Except as set forth on Schedule 2.4 to this Transfer Agreement, there are no actions, suits or proceedings pending or, to the Knowledge of Seller, threatened against Seller or NBLLC with respect to the Yuma Lateral Project or the Yuma Assets in any court or before any arbitrator of any kind or before or by any Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

2.5 Permits; Intellectual Property.

(a) The Permits, patents, copyrights, service marks, trademarks and trade names, or rights thereto, owned or possessed by Seller and transferred to NBLLC hereunder as Other Yuma Assets, together with such assets constituting NB Yuma Assets owned by NBLLC, constitute all such assets necessary for the operation, ownership and maintenance of the Yuma Lateral Project, except where the failure to own or possess the same would not reasonably be expected to have a Material Adverse Effect.  Since the Acquisition Date, neither NBLLC nor Seller has received any written notice that (i) any such Permit, patent, copyright, service mark, trademark or trade name would be revoked or modified, or (ii) such Permit, patent, copyright, service mark, trademark or trade name would not be renewed in the ordinary course of business.

(b) Since the Acquisition Date, NBLLC or Seller, as applicable, has made all declarations and filings with the appropriate Governmental Authorities that are necessary for the ownership, maintenance or lease of the Yuma Assets, except where the failure to make the same would not reasonably be expected to have a Material Adverse Effect.

2.6 No Violation or Default.  Except as set forth on Schedule 2.6 to this Transfer Agreement, neither NBLLC nor Seller is (i) in default, nor has any event occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance by Seller or NBLLC, as applicable, of any term, covenant or condition contained in any Material Yuma Agreement (as defined in Section 2.7), or (ii) in violation of any law or statute or any judgment, or order, rule or regulation of any court or arbitrator or Governmental Authority in connection with the operation of the Yuma Lateral Project or the Yuma Assets, except, in the case of clauses (i) and (ii) above, for any such default or violation that would not reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, it is understood and agreed that the representations and warranties set forth in this Section 2.6 shall not apply to (i) matters relating to Permits, declarations and filings (as the sole and exclusive representations and warranties regarding Permits, declarations and filings are set forth in Section 2.5), and (ii) environmental matters (as the sole and exclusive representations and warranties regarding environmental matters are set forth in Section 2.8).

2.7 Material Agreements.  The Contracts set forth on Schedule 2.7 to this Transfer Agreement (collectively, the “Material Yuma Agreements”) constitute all Material gas transportation contracts, operation and maintenance agreements, construction contracts and other Material contracts to which NBLLC or Seller is a party or by which NBLLC or Seller is bound or to which any of the Yuma Assets is subject, in each case in connection with the Yuma Lateral Project or the Yuma Assets. The Material Yuma Agreements have been duly authorized, executed and delivered by Seller or NBLLC, as applicable, and constitute valid and legally binding agreements of Seller or NBLLC, as applicable, enforceable against Seller or NBLLC, as applicable, in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

2.8 Compliance with Environmental Laws.  Except as set forth on Schedule 2.8 to this Transfer Agreement, (a) NBLLC and Seller have operated in compliance with any and all Environmental Laws with respect to the Yuma Lateral Project and the Yuma Assets; (b) NBLLC and Seller have received and are in compliance with all Permits required of them under applicable Environmental Laws to conduct the Yuma Lateral Project and to own and operate the Yuma Assets; (c) neither NBLLC nor Seller has been the subject of any outstanding order or judgment from a Governmental Authority under applicable Environmental Laws requiring remediation or payment of a fine in an amount in excess of $500,000 individually or in the aggregate; and (d) neither NBLLC nor Seller has received any written notice of any actual or potential liability for the violation of, or noncompliance with any Environmental Law in connection with the Yuma Lateral Project, or the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants under any Environmental Law in connection with the Yuma Lateral Project, except in the case of the foregoing clauses (a) and (b) for any such noncompliance as would not reasonably be expected to have a Material Adverse Effect.  Except for actions and conditions which have not had and would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of Seller no condition exists on any property currently owned or leased by NBLLC which would subject NBLLC or such property to any remedial obligations or liabilities.

2.9 Representations with respect to NBLLC.  Notwithstanding anything to the contrary in this Article II, it is understood and agreed that with respect to the period from and after the Closing Seller is making the representations and warranties set forth in this Article II related to NBLLC only to its Knowledge.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NBLLC

NBLLC hereby represents and warrants, as of the date hereof, to Seller as follows:

3.1 Incorporation of Certain Representations and Warranties.  The representations and warranties set forth in the following Sections of the Purchase Agreement are hereby incorporated into this Transfer Agreement (it being understood that the term “NBLLC” shall be substituted for the term “Buyer” as appropriate so that these representations and warranties, as incorporated herein, are made with respect to NBLLC rather than TC PipeLines) and are true and correct as of the date hereof, as modified by the foregoing paranthetical and the provisos set forth below:

(a) Section 3.01; provided, that this representation and warranty is made herein by and with respect to NBLLC with the following modification:  the term “limited liability company” shall be substituted for the term “limited partnership;” and

(b) Sections 3.02, 3.03, 3.04 and 3.05; provided, that these representations and warranties are made herein by and with respect to NBLLC with the following modification:  the term “Transfer Agreement” shall be substituted for the terms “Agreement” and/or “Transaction Agreements,” such that these representations and warranties are hereby made with respect to this Transfer Agreement only).

3.2 No Other Representations; Waiver of Implied Warranties.  Except as otherwise provided in this Transfer Agreement, Seller has not made and does not make any other representations or warranties as to the Yuma Assets or the Yuma Lateral Project or any matter or thing affecting or relating to Seller and its businesses, operations, assets, properties, liabilities, financial conditions, results of operation or affairs.  NBLLC hereby waives, to the extent permitted by law, any implied warranty applicable to the transactions contemplated hereby (including any implied warranty of merchantability or fitness for a particular purpose).  NBLLC acknowledges that it has had the opportunity to conduct its own independent investigation, analysis and evaluation of the Yuma Assets.

ARTICLE IV

GENERAL PROVISIONS

4.1 Indemnification.  For the avoidance of doubt, the Purchase Agreement shall govern the Parties rights and obligations with respect to the representations and warranties set forth herein and the Yuma Transfer generally and shall provide the sole and exclusive remedies of the Parties with respect thereto.

4.2 Entire Agreement.  This Transfer Agreement is executed and delivered pursuant to the Purchase Agreement.  The Purchase Agreement and this Transfer Agreement set forth the entire agreement and understanding of the Parties with respect to the Yuma Transfer, and there are no representations, warranties, covenants or agreements other than those expressly set forth herein or therein.  In the event of any conflict between this Transfer Agreement (on the one hand) and the Purchase Agreement (on the other hand), the Purchase Agreement shall control.

4.3 Further Assurances.  Seller hereby covenants and agrees that, at any time after the date hereof, upon the written request of NBLLC, Seller shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents as may reasonably be requested by NBLLC in order to sell, transfer, assign, convey and deliver to NBLLC, its successors and assigns, all right, title and interest in and to the Other Yuma Assets.

4.4 Successors and Assigns; Assignment.  This Transfer Agreement shall bind and inure to the benefit of Seller and NBLLC and their respective successors and assigns.

4.5 Applicable Law.  This Transfer Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

4.6 Counterparts.  This Transfer Agreement may be executed and delivered in one or more counterparts, including facsimile counterparts with originals to follow, each of which shall be deemed to be part of one and the same original document.

4.7 Construction.  This Transfer Agreement shall be construed in accordance with the provisions set forth in Sections 10.07, 10.08, 10.12 and 10.13 of the Purchase Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Transfer Agreement as of the date first set forth above.

NORTH BAJA PIPELINE, LLC

/s/ Sean M. Brett
Name: Sean M. Brett
Title: Vice-President, Commercial Operations

/s/ Kelly J. Jameson
Name: Kelly J. Jameson
Title: Secretary

GAS TRANSMISSION NORTHWEST CORPORATION

/s/ Lee G. Hobbs
Name: Lee G. Hobbs
Title: President

/s/ Dean Ferguson
Name: Dean Ferguson
Title: Vice President